Exhibit 99.1

Truli Technologies Signs LOI to Acquire Recruiter.com

Truli Technologies, Inc. (“Truli” or the “Company”) (OTC:TRLI), a development stage technology company specializing in tech hiring software through its wholly-owned subsidiary VocaWorks, Inc. today announced that it has signed a letter of intent (the “LOI”) to acquire Recruiter.com, Inc. Recruiter.com, a leading marketplace platform for professional hiring, would be acquired by Truli in an all-stock deal. Upon completion of the proposed acquisition, the Company intends to change its corporate name to Recruiter.com and update its ticker symbol and corporate branding.

Recruiter.com will receive shares of a new series of Truli’s preferred stock (the “New Preferred”) which will be convertible into 775 million shares of Truli’s common stock. In exchange for receiving the New Preferred, Recruiter.com has agreed to give up the right to acquire shares of Truli’s Series B Preferred Stock, convertible into 375 million shares of Truli’s common stock, which were issuable to Recruiter.com upon the triggering of certain earn-out provisions in accordance with Truli’s October 2017 License Agreement with Recruiter.com. Recruiter.com is a related party as explained below.

In connection with the proposed acquisition, Truli received a letter of intent from an institutional investor, acting as lead investor, to provide the Company with $2.2 million of Units consisting of a new series of convertible preferred stock, convertible at $0.02 per share and 50% warrant coverage with 5-year warrants exercisable at $0.06 per share. While the non-binding Term Sheet for the financing is silent, it is the Company’s understanding that the existing preferred stock and the structure of the Company will be simplified going forward and certain toxic features eliminated.

“Signing this understanding is another key step forward for Truli, as we continue to execute on our plan to grow our recruitment technology business,” said Miles Jennings, CEO of Truli. “Recruiter.com is a well-known recruitment brand with an exciting technology platform. We are excited by the prospect of joining together, and are confident that this transaction will help build sustainable, long-term shareholder value assuming it closes.”

Although Miles Jennings, current CEO of Truli and past CEO of Recruiter.com, recused himself from the evaluation of the transaction, the LOI was unanimously approved by a Special Committee of dis-interested directors. It is anticipated that Jennings would continue on as CEO of Truli if the merger is completed. Recruiter.com is the principal shareholder of Truli and Jennings owns shares of Recruiter.com. The proposed merger includes all of the assets of Recruiter.com, including intellectual property, domain holdings, technology, and content, and would represent Truli’s most important investment to date in the massive and growing U.S. market for technology-enabled professional hiring services.

Michael Woloshin, CEO of Recruiter.com, said, “We are pleased to take the next step forward with Truli. Greater access to capital, long-term investors, and strong management and leadership will help Recruiter.com unlock its potential as a leader in professional recruitment.”

The merger is subject to due diligence by Truli’s Special Committee, negotiation and execution of a definitive Merger Agreement, completion of the proposed financing, further approval by the Special Committee and other customary closing conditions.

About Recruiter.com:

Recruiter.com, Inc., is an online global recruiting service that offers an industry-leading job market technology platform. With a highly engaged membership base, Recruiter.com has worked with hundreds of clients and employers and manages a social media following of millions of people. Recruiter.com was voted “Top Tech Company to Watch” by the Connecticut Technology Council, cited as one of the “Top 35 Most Influential Career Sites” by Forbes, and listed by Inc. as one of the “9 Best Websites for Finding Top Talent.” The career, HR, and recruiting experts of Recruiter.com have been cited and featured in hundreds of sites and publications, including The Wall Street Journal, Entrepreneur, Forbes, Mashable, Business Insider, Inc., Fox Small Business, Time, The Next Web, Yahoo Small Business, US News, Business2Community, Bloomberg, and SmartBrief. Visit https://www.recruiter.com/ or follow Recruiter.com on Twitter: @RecruiterDotCom.

About Truli Technologies, Inc.:

Truli Technologies, Inc. is focused on the development and acquisition of technology that solves industry challenges through connection, automation, and engagement. The Company’s wholly-owned subsidiary, VocaWorks, is an on-demand, cloud-based, online and mobile hiring platform being built to connect technology professionals with emerging growth companies looking for talent. VocaWorks is disrupting the traditional staffing industry through a platform that matches opportunistic employees with the world’s most innovative technology companies. With one-tap notifications, user profiles, and full project tracking, VocaWorks brings a new level of engagement and simplicity to the recruitment and onboarding of talented consultants for project-based hiring needs. For more information please visit www.trulitechnologies.com or www.vocaworks.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including the Company’s execution of a definitive agreement and completion of the proposed merger, completion of a proposed financing, growth of the Company’s technology business and the delivery of shareholder value. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about the future events and financial trends that we believe may affect our including our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the Risk Factors contained within our filings with the Securities and Exchange Commission including our annual report on Form 10-K for the year ended March 31, 2018 and the inability to complete the proposed financing or acquisition due to due diligence or contractual issues, the condition of the equity markets in general and for microcap companies, a lack of growth in the U.S. market for technology-enabled recruitment services and the Company’s inability to successfully integrate Recruiter.com into the Company. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact

Miles Jennings

miles@vocaworks.com

Truli Technologies, Inc. / VocaWorks, Inc.

Phone: (866) VOCAWRX (866-862-2979)